OMB APPROVAL

OMB Number:	3235-0059
Expires:	February 28, 2006
Estimated average burden hours per response	12.75

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ILLINOIS TOOL WORKS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Illinois Tool Works Inc.
3600 West Lake Avenue
Glenview, Illinois 60026

Notice of Annual Meeting of Stockholders

Friday, May 6, 2005
3:00 P.M.
The Northern Trust Company
50 South LaSalle Street
Chicago, Illinois
          ITW is holding its 2005 Annual Meeting for the following purposes:

1.	To elect nine directors for the upcoming year;

2.	To ratify the appointment of Deloitte & Touche LLP;

3.	To vote on a stockholder proposal requiring implementation of certain business principles for workers in China; and

4.	To vote on a stockholder proposal requiring a majority vote for election of directors.
          The Board of Directors recommends that you vote FOR each of the director nominees; FOR the ratification of the appointment of Deloitte & Touche LLP as ITW’s independent public accountants for 2005; AGAINST the stockholder proposal requiring implementation of certain business principles for workers in China; and AGAINST the stockholder proposal requiring a majority vote for election of directors.
          Stockholders of record on March 8, 2005 are entitled to vote.
          It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To be certain that your shares are represented, please sign, date and return the enclosed proxy card as soon as possible or vote by telephone or the internet by following the instructions on the proxy card. Whatever method you choose, please vote as soon as possible. You may revoke your proxy at any time before it is voted at the Annual Meeting.
          Our Annual Report for 2004 is enclosed.

By Order of the Board of Directors,
Stewart S. Hudnut
Secretary
March 21, 2005

Illinois Tool Works Inc.

Proxy Statement

Annual Report on Form 10-K
          You may review and download a copy of ITW’s Annual Report on Form 10-K for the year ended December 31, 2004, including schedules, that we filed with the Securities and Exchange Commission by accessing our website, www.itw.com, or by writing to: Stewart S. Hudnut, Secretary, Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, Illinois 60026.
          This proxy statement and form of proxy are first being sent to stockholders on or about March 21, 2005.

Questions and Answers
           Following are questions often asked by stockholders of publicly held companies. We hope that the answers will assist you in casting your vote.
What am I voting on?
          We are soliciting your vote on:

1.	The election of nine directors for the upcoming year;

2.	The ratification of the appointment of Deloitte & Touche LLP as ITW’s independent public accountants for 2005;

3.	A stockholder proposal requiring implementation of certain business principles for workers in China; and

4.	A stockholder proposal requiring a majority vote for election of directors.
Who may vote?
          Stockholders at the close of business on March 8, 2005, the record date, may vote. On that date, there were 291,978,145 shares of ITW common stock outstanding.
How many votes do I have?
          Each share of ITW common stock that you own entitles you to one vote.
How do I vote?
          You may vote your shares in one of the following four ways:

1.	By mail:	Complete the proxy card and sign, date and return it in the enclosed envelope;
2.	By telephone:	Call the toll-free number on the proxy card, enter the holder account number and the proxy access number from the proxy card, and follow the recorded instructions;
3.	By internet:	Go to the website listed on the proxy card, enter the holder account number and the proxy access number from the proxy card, and follow the instructions provided; or
4.	In person:	Attend the Annual Meeting, where ballots will be provided.
If you hold your shares through a bank or broker that does not offer telephone or internet voting, please complete and return your proxy card by mail.

How does discretionary voting authority apply?
          If you sign, date and return your proxy card, your vote will be cast as you direct. If you do not indicate how you want to vote, you give authority to Marvin D. Brailsford, Susan Crown and Harold B. Smith to vote on the items discussed in these proxy materials and on any other matter that is properly raised at the Annual Meeting. If you do not indicate how you want to vote, your proxy will be voted FOR the election of each director nominee, FOR the ratification of the appointment of Deloitte & Touche LLP as ITW’s independent public accountants, AGAINST the stockholder proposal requiring implementation of certain business principles for workers in China, AGAINST the stockholder proposal requiring a majority vote for election of directors, and FOR or AGAINST any other properly raised matter at the discretion of Ms. Crown and Messrs. Brailsford and Smith.
May I revoke my proxy?
          You may revoke your proxy at any time before it is voted at the Annual Meeting in one of four ways:

1.	Notify ITW’s Secretary in writing before the Annual Meeting that you wish to revoke your proxy;

2.	Submit another proxy with a later date;

3.	Vote by telephone or internet after you have given your proxy; or

4.	Vote in person at the Annual Meeting.
What does it mean if I receive more than one proxy card?
          Your shares are likely registered differently or are in more than one account. You should sign and return all proxy cards to guarantee that all of your shares are voted.
What constitutes a quorum?
          The presence, in person or by proxy, of the holders of a majority of ITW shares entitled to vote at the Annual Meeting constitutes a quorum. Your shares will be considered part of the quorum if you return a signed and dated proxy card or if you vote by telephone or internet. Abstentions and broker non-votes are counted as “shares present” at the meeting for purposes of determining if a quorum exists. A broker non-vote occurs when a broker submits a proxy that does not indicate a vote as to a proposal because he or she does not have voting authority and has not received voting instructions from you.
What vote is required to approve each proposal?
          Election of Directors: The nine nominees who receive the highest number of votes will be elected. If you do not want to vote your shares for a particular nominee, you may indicate that in the space provided on the proxy card or withhold authority as prompted during telephone or internet voting. Broker non-votes and votes to withhold authority for one or more nominees are not considered shares voted and will not affect the outcome of the vote.

          Ratification of the Appointment of Independent Public Accountants: Although we are not required to submit the appointment of our independent public accountants to a vote of stockholders, we believe that it is appropriate to ask that you ratify the appointment. Ratification of the appointment of Deloitte & Touche LLP as ITW’s independent public accountants requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote. An abstention will have the effect of a vote against the ratification since it is one fewer vote for approval, but a broker non-vote will have no effect.
          Stockholder Proposal Requiring Implementation of Certain Business Principles for Workers in China: Approval of this proposal would require the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote. An abstention will have the effect of a vote against the proposal.
          Stockholder Proposal Requiring a Majority Vote for Election of Directors: Approval of this proposal would require the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote. An abstention will have the effect of a vote against the proposal.
How do I submit a stockholder proposal?
          To be considered for inclusion in our proxy statement for the May 2006 Annual Meeting, a stockholder proposal must be received no later than November 21, 2005. Your proposal must be in writing and must comply with the proxy rules of the Securities and Exchange Commission (“SEC”). You may also submit a proposal that you do not want included in the proxy statement, but that you want to raise at the May 2006 Annual Meeting. If you submit that proposal after February 4, 2006, then SEC rules permit the individuals named in the proxies solicited by ITW’s Board of Directors for that meeting to exercise discretionary voting power as to that proposal. You should send your proposal to our Secretary at our address on the cover of this proxy statement.
How do I nominate a director?
          If you wish to nominate an individual for election as director at the May 2006 Annual Meeting, our Secretary must receive your written nomination by December 30, 2005. Our by-laws require that your nomination include: (1) your name and address; (2) the name, age and home and business addresses of the nominee; (3) the principal occupation or employment of the nominee; (4) the number of shares of ITW stock that the nominee beneficially owns; (5) a statement that the nominee is willing to be nominated and serve as a director; and (6) any other information regarding the nominee that would be required by the SEC to be included in a proxy statement had ITW’s Board of Directors nominated that individual. Any nomination that you make must be approved by the Corporate Governance and Nominating Committee as well as by the Board of Directors.

Who pays to prepare, mail and solicit the proxies?
          ITW will pay all of the costs of preparing and mailing the proxy statement and soliciting these proxies. We will ask brokers, dealers, banks, voting trustees and other nominees and fiduciaries to forward the proxy materials and our Annual Report to the beneficial owners of ITW common stock. Upon request, we will reimburse them for their reasonable expenses. In addition to mailing proxy materials, our officers, directors and employees may solicit proxies in person, by telephone or otherwise.

Election of Directors
           Stockholders will elect nine directors at the Annual Meeting. The individuals listed below have been nominated by the Board of Directors as recommended by the Corporate Governance and Nominating Committee. Each director will serve until the May 2006 Annual Meeting, until a qualified successor director has been elected, or until he or she resigns or is removed by the Board of Directors.
          We will vote your shares as you specify on the enclosed proxy card, by telephone or by internet. If you do not specify how you want your shares voted, we will vote them FOR the election of all the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. The Board of Directors does not anticipate that any nominee will be unable to serve. The nominees have provided the following information about themselves:

William F. Aldinger, 57, has served as the Chairman and Chief Executive Officer of HSBC Finance Corporation (formerly Household International, Inc.), a consumer finance company, since 1996 and Chairman and Chief Executive Officer of its parent company, HSBC North America Holdings Inc., since 2004. He serves on the boards of HSBC Holdings PLC, AT&T Corp. and MasterCard. Mr. Aldinger has served as a director of ITW since 1998.

Michael J. Birck, 67, has served as the Chairman of Tellabs, Inc. since 2000 and Chief Executive Officer from 2002 to February 2004. Mr. Birck founded Tellabs and served as President and Chief Executive Officer from 1975 to 2000. Tellabs designs, manufactures, markets and services voice and data equipment. He is a director of Molex, Inc. and Tellabs, Inc. Mr. Birck has served as a director of ITW since 1996.

Marvin D. Brailsford, 66, is a retired Vice President of Kaiser-Hill Company LLC, a construction and environmental services company. Prior to his employment with Kaiser-Hill, he served with the United States Army for 33 years, retiring with the rank of Lieutenant General. He is a Director of Conn’s, Inc. Mr. Brailsford has served as a director of ITW since 1996.

Susan Crown, 46, has been Vice President of Henry Crown and Company, a business with diversified investments, since 1984. She is a director of Northern Trust Corporation and its subsidiary, The Northern Trust Company. Ms. Crown has served as a director of ITW since 1994.

Don H. Davis, Jr., 65, retired as Chairman of the Board of Rockwell Automation, Inc., a global provider of industrial automation power, control and information solutions, in February 2005, a position he had held since 1998. From 1997 to 2004 he served as Rockwell’s Chief Executive Officer. He is a director of Rockwell Automation, Inc., Ciena Corporation and Journal Communications, Inc. Mr. Davis has served as a director of ITW since 2000.

W. James Farrell, 62, has been Chairman of ITW since 1996, Chief Executive Officer since 1995 and has 39 years of service with ITW. He is a director of Allstate Insurance Company, Sears Roebuck & Co., Kraft Foods, Inc. and UAL Corp. Mr. Farrell has served as a director of ITW since 1995.

Robert C. McCormack, 65, is an Advisory Director of Trident Capital, Inc., a venture capital firm, and was a Partner of Trident from 1993 to the end of 2004. From 1987 to 1993, Mr. McCormack served successively as Deputy Under Secretary of Defense and Assistant Secretary of the Navy (Finance and Comptroller). He is a director of DeVry, Inc., Mead Westvaco Corp. and the Northern Trust Corporation and its subsidiary, The Northern Trust Company. Mr. McCormack has served as a director of ITW since 1993, and previously served as a director of ITW from 1978 through 1987.

Robert S. Morrison, 62, is a retired Vice Chairman of PepsiCo, Inc., a beverage and food products company, serving from 2001 to 2003. From 1997 to 2001, prior to its merger with PepsiCo, he was Chairman, President and Chief Executive Officer of The Quaker Oats Company. Mr. Morrison is a director of 3M, The Tribune Company and Aon Corporation. Mr. Morrison has been a director of ITW since 2003.

Harold B. Smith, 71, is a retired officer of ITW and is a director of W.W. Grainger Inc., Northern Trust Corporation and its subsidiary, The Northern Trust Company. Mr. Smith has served as a director of ITW since 1968.

Board of Directors and Its Committees
           ITW’s Board of Directors met seven times during 2004. In addition to meetings of the full Board, directors attended meetings of Board committees and independent directors met three times in regularly scheduled executive sessions. The Chairmen of each of the Board of Directors’ standing committees rotate as the Chairman of executive sessions of the independent directors. The Board of Directors has standing audit, compensation, corporate governance and nominating, and finance committees. Under the terms of their charters, each member of the audit, compensation and corporate governance and nominating committees must meet applicable New York Stock Exchange and Securities and Exchange Commission independence requirements. ITW encourages its directors to attend all Board and committee meetings and the Annual Meeting of Stockholders. In 2004, all of the directors attended at least 85% of the meetings of the Board and its committees, and all of the directors attended the Annual Meeting of Stockholders.
Audit Committee

Meetings in 2004:	5
Members:	Don H. Davis, Jr. (Chairman)
William F. Aldinger
Michael J. Birck
Marvin D. Brailsford
Function:	Responsible for the engagement of independent public accountants; assisting the Board with respect to matters involving and overseeing accounting, financial reporting and internal audit functions; integrity of ITW’s financial statements; compliance with legal and regulatory requirements; independence and performance of ITW’s independent public accountants; and performance of ITW’s internal audit function. Additional information on the Committee and its activities is set forth in the “Report of the Audit Committee” on page 25.

Compensation Committee

Meetings in 2004:	2
Members:	William F. Aldinger (Chairman)
Michael J. Birck
Susan Crown
Robert C. McCormack
Robert S. Morrison
Function:	Establishes and oversees executive compensation policies; recommends to the other independent directors compensation for the Chief Executive Officer; approves compensation for executive officers; and makes recommendations on new incentive-compensation and equity-based plans or amendments. Additional information on the Committee and its activities is set forth in the “Report of the Compensation Committee on Executive Compensation” on page 21.
Corporate Governance and Nominating Committee

Meetings in 2004:	2
Members:	Marvin D. Brailsford (Chairman)
Susan Crown
Don H. Davis, Jr.
Robert S. Morrison
Function:	Identifies, evaluates and recommends director candidates; develops, administers and recommends corporate governance guidelines; oversees the evaluation of the Board and management; and makes recommendations as to Board committees and Board size.
Finance Committee

Meetings in 2004:	1
Members:	Robert C. McCormack (Chairman)
William F. Aldinger
Don H. Davis, Jr.
Robert S. Morrison
Harold B. Smith
Function:	Reviews, evaluates and recommends to the Board management’s proposals relating to ITW’s financing, investment portfolio and real estate investments.

Corporate Governance Policies and Practices
General
          We have long believed that good corporate governance is important to assure that ITW is managed for the long-term benefit of its stockholders. In that regard, we continuously review our corporate governance policies and practices for compliance with the provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC, and the listing standards of the New York Stock Exchange (the “NYSE”).
          Our Board of Directors has adopted and annually reviews charters for our Audit, Compensation, and Corporate Governance and Nominating Committees. We maintain a corporate governance section on our website that includes the charters of these committees, ITW’s Statement of Principles of Conduct and ITW’s Code of Ethics for the Chief Executive Officer and key financial and accounting personnel. In addition, we will promptly post any amendments to or waivers of the Code of Ethics on our website. You can find this and other corporate governance information at www.itw.com.
Stockholder Communications with Directors
          You may communicate with any of our directors or with the independent directors as a group by sending an e-mail to independentdirectors@itw.com or by writing to the Independent Directors c/ o the Corporate Secretary at our address on the cover of this proxy statement.
Board Independence
          Our Board conducts an annual review as to whether each of our directors meets the applicable independence standards of the NYSE. In light of recent amendments to the NYSE listing standards, our Board of Directors has amended its categorical standards to comply with the NYSE listing standards. A copy of these standards is attached as Appendix A. A director will not be considered independent unless the Board of Directors determines that the director has no material relationship with ITW (directly or as a partner, stockholder or officer of an organization that has a relationship with ITW).
          The Board has determined that each of the current directors standing for re-election, except W. James Farrell and Harold B. Smith, has no material relationship with ITW other than as a director and is independent within the meaning of ITW’s Categorical Standards for Director Independence and the listing standards of the NYSE. Until December 12, 2002, Harold B. Smith was an elected officer of ITW. Our Board of Directors has determined that from November 4, 2004 through December 12, 2005, Mr. Smith is not considered to be an independent director of ITW. In making its independence determinations, the Board of Directors has broadly considered all relevant facts and circumstances.
Director Candidates
          Our by-laws permit stockholders to nominate directors for consideration at an annual stockholder meeting. The policy of the Corporate Governance and Nominating Committee is

to consider a properly submitted stockholder nomination for election as director. For a description of the process for submitting a director candidate in accordance with ITW’s by-laws, see “Questions and Answers — How do I nominate a director?” on page 3.
          Our directors play a critical role in guiding ITW’s strategic direction and oversee the management of ITW. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the stockholders, and personal integrity and judgment. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the global manufacturing environment. Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their duties and responsibilities to ITW.
          The Corporate Governance and Nominating Committee or other members of the Board of Directors may identify a need to add new members to the Board of Directors with specific criteria or simply to fill a vacancy on the Board. At that time the Corporate Governance and Nominating Committee would initiate a search, seeking input from Board members and senior management and, to the extent it deems appropriate, engaging a search firm. An initial qualified candidate or a slate of qualified candidates would be identified and presented to the Committee for its evaluation and approval. The Committee would then seek full Board endorsement of the selected candidate(s).
          Assuming that a properly submitted stockholder recommendation for a director candidate has been received, the Corporate Governance and Nominating Committee will evaluate that candidate by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by other sources, but the Committee has no obligation to recommend the candidate for nomination.
Director Compensation
Annual Retainer and Attendance Fees
          The annual retainer for non-management directors is $40,000, the fee for each Board or committee meeting attended is $2,000, and the annual fee for committee chairs is an additional $3,000, except for the Audit Committee chairman, whose annual fee is $10,000. Non-management directors can defer receipt of all or a portion of their annual retainer, chair and meeting fees until retirement or resignation. Deferred fee amounts are credited with interest at current rates.
Non-Officer Directors’ Fee Conversion Plan
          In order to link director compensation with stockholder interests, non-officer directors are given the opportunity to elect annually to receive all or a portion of their annual retainer, chairman and meeting fees in an equivalent value of ITW common stock pursuant to the Non-Officer Directors’ Fee Conversion Plan. The number of ITW shares to be issued to a director is determined by dividing the dollar amount of the fee subject to the election by the closing price of ITW common stock on the date the fee otherwise would have been paid in cash. A director can also elect to defer receipt of the shares, in which case the deferred shares are credited as stock units to an account in the director’s name. The account receives additional credit for cash dividends and is adjusted for stock dividends, splits, combinations or other changes in ITW common stock. The stock units in a director’s account are distributed as shares of ITW common stock upon retirement, resignation or a corporate change (as defined in the 1996 Stock Incentive Plan), with any fractional shares paid in cash.
Restricted ITW Common Stock
          In 1995, the stockholders approved a plan whereby a portion of each non-management director’s compensation includes the periodic grant of restricted ITW common stock, thereby directly linking another element of director compensation with stockholder interests. In February 2004, each non-management director of ITW received an award of 900 restricted shares. Restricted shares vest as follows: 450 shares vested on January 3, 2005 and 450 shares shall vest on January 2, 2006. Any unvested shares also vest upon death or retirement. A director cannot sell the shares until the earliest of retirement from the Board, death or January 2, 2006. A director who terminates service on the Board other than for death or retirement prior to January 2006 will forfeit any unvested restricted shares.
Phantom ITW Stock
          To tie a further portion of their compensation to stockholder interests, non-management directors of ITW are granted 1,000 units of phantom stock upon first becoming a director. The value of each unit equals the market value of one share of ITW common stock. Additional units are credited to a director’s phantom stock account in an amount equivalent to cash dividends paid on ITW stock. Accounts are adjusted for stock dividends, stock splits, combinations or similar changes. A director is eligible for a cash distribution from his or her account at retirement or upon approved resignation. When phantom stock is granted, directors elect to receive the distribution in either a lump sum or in up to ten annual installments, an election that directors may change at any time until two years preceding the distribution. Directors receive the value of their phantom stock account immediately upon a change of control.
Ownership of ITW Stock
Directors and Executive Officers
          The following table shows how much ITW common stock the directors, the named executive officers, and all directors and executive officers as a group beneficially owned as of December 31, 2004. The named executive officers are the Chief Executive Officer and the four next most highly compensated executive officers based on salary and bonus earned during 2004.
          Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options that are exercisable currently or that become exercisable within 60 days. Except as otherwise noted, the stockholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.
          The number of shares beneficially owned by each non-management director includes 900 shares of ITW common stock that were granted under the Directors’ Restricted Stock Plan, which fully vest in January 2006. The number of the directors’ phantom stock units disclosed in the table represents an equivalent number of shares of ITW common stock as of December 31, 2004. Phantom stock units are not transferable and have no voting rights. The units are not included in the “percent of class” calculation.

	Shares of Common Stock		Phantom	Percent
Name of Beneficial Owner	Beneficially Owned		Stock Units	of Class

Directors (other than Executive Officers)
William F. Aldinger	6,352	(1)	1,077	*
Michael J. Birck	14,209	(2)	2,198	*
Marvin D. Brailsford	6,099	(3)	2,193	*
Susan Crown	12,500	(4)	2,216	*
Don H. Davis, Jr.	6,960	(5)	1,061	*
Robert C. McCormack	13,347,203	(6)	2,216	4.6%
Robert S. Morrison	4,119	(7)	1,018	*
Harold B. Smith	34,610,045	(8)	—	11.8%
Executive Officers
W. James Farrell	1,451,147	(9)	—	*
David B. Speer	244,138	(10)	—	*
James M. Ringler	578,474	(11)	—	*
Frank S. Ptak	744,285	(12)	—	*
Russell M. Flaum	263,908	(13)	—	*
Directors and Executive Officers as a Group (24 Persons)	39,197,465	(14)	11,979	13.4%

*	Less than 1%

(1)	Includes (a) 100 shares owned by Mr. Aldinger’s spouse, as to which he disclaims beneficial ownership; and (b) 900 unvested restricted shares to which Mr. Aldinger has no investment power.

(2)	Includes 900 unvested restricted shares as to which Mr. Birck has no investment power.

(3)	Includes 900 unvested restricted shares as to which Mr. Brailsford has no investment power.

(4)	Includes (a) 2,000 shares owned by Ms. Crown’s spouse as to which she disclaims beneficial ownership; (b) 2,000 shares held in trusts of which Ms. Crown’s children are beneficiaries and as to which she disclaims beneficial ownership; and (c) 900 unvested restricted shares as to which Ms. Crown has no investment power.

(5)	Includes 900 unvested restricted shares as to which Mr. Davis has no investment power.

(6)	Includes (a) 400 shares owned in a trust as to which Mr. McCormack shares voting and investment power with The Northern Trust Company; (b) 13,335,539 shares owned in twelve trusts as to which Messrs. McCormack and H. B. Smith and The Northern Trust Company are trustees and share voting and investment power; (c) 8,164 shares owned in a revocable trust in which Mr. McCormack has sole voting and investment power; and (d) 900 unvested restricted shares as to which Mr. McCormack has no investment power.

(7)	Includes 900 unvested restricted shares as to which Mr. Morrison has no investment power.

(8)	Includes (a) 19,117,300 shares owned in twelve trusts as to which Mr. Smith shares voting and investment power with The Northern Trust Company and others; (b) 1,980,476 shares owned in ten trusts as to which he shares voting and investment power; (c) 13,335,539 shares owned in twelve trusts as to which Messrs. McCormack and H. B. Smith and The Northern Trust Company are trustees and share voting and investment power; (d) 135,063 shares owned in a revocable trust as to which Mr. Smith has sole voting and investment power; (e) 40,767 shares owned by a charitable foundation of which Mr. Smith is a director; and (f) 900 unvested restricted shares to which Mr. Smith has no investment power. Mr. Smith’s address is c/o Secretary, Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, Illinois 60026.

(9)	Includes (a) 133,977 shares owned in a partnership as to which Mr. Farrell shares voting and investment power; (b) 7,383 shares owned in a revocable trust as to which Mr. Farrell has sole voting and investment power; (c) 8,045 shares owned by a charitable foundation of which Mr. Farrell is an officer; (d) 107,800 unvested restricted shares as to which Mr. Farrell has no investment power; (e) 7,043 shares allocated to Mr. Farrell’s account in the ITW Savings and Investment Plan; and (f) 1,112,000 shares covered by options exercisable within 60 days.

(10)	Includes (a) 15,400 unvested restricted shares as to which Mr. Speer has no investment power; (b) 870 shares allocated to Mr. Speer’s account in the ITW Savings and Investment Plan; and (c) 210,000 shares covered by options exercisable within 60 days.

(11)	Includes (a) 14,434 shares allocated to Mr. Ringler’s account in the ITW Savings and Investment Plan; and (b) 440,006 shares covered by options exercisable within 60 days.

(12)	Includes (a) 53,900 unvested restricted shares as to which Mr. Ptak has no investment power; and (b) 650,000 shares covered by options exercisable by Mr. Ptak within 60 days.

(13)	Includes (a) 15,400 unvested restricted shares as to which Mr. Flaum has no investment power; (b) 1,814 shares allocated to Mr. Flaum’s account in the ITW Savings and Investment Plan; and (c) 210,000 shares covered by options exercisable within 60 days.

(14)	Includes 3,628,667 shares covered by options exercisable within 60 days.
Share Repurchase Transaction with Certain Directors
          On July 27, 2004, as part of our previously announced stock buyback program, ITW purchased approximately 2.15 million shares of our common stock from trusts of which Robert C. McCormack and Harold B. Smith are among the trustees and beneficiaries for a total price of approximately $189 million, or $87.82 per share, which was the closing price for our common stock as listed on the NYSE on July 26, 2004. Messrs. McCormack and Smith are directors of ITW. The transaction was approved by the Board of Directors, with neither Messrs. McCormack nor Smith participating in the deliberations relating to the transaction. Immediately after the sale of shares in the transaction, Mr. McCormack, in his role as trustee or otherwise, was the beneficial owner of 13,344,103 shares of ITW common stock (approximately 4% of the shares outstanding) and Mr. Smith, in his role as trustee or otherwise, was the beneficial owner of 35,010,466 shares of ITW common stock (approximately 11% of the shares outstanding).
Other Principal Stockholders
          This table shows, as of December 31, 2004, the only stockholder other than a director that we know to be a beneficial owner of more than 5% of ITW common stock. We maintain a commercial banking relationship with The Northern Trust Company and its wholly owned subsidiaries. The Northern Trust Company is a wholly owned subsidiary of Northern Trust Corporation. Susan Crown, Robert C. McCormack and Harold B. Smith, directors of ITW, are also directors of Northern Trust Corporation and The Northern Trust Company. The commercial banking relationship between ITW and The Northern Trust Company may involve, but is not strictly limited to, the following services: creating and maintaining deposit accounts, credit services, investment banking services, payment and collection services, trade services, credit enhancement or payment guaranty, acting as agent or fiduciary, consulting services, risk management services, and broker dealer services. In addition, The Northern Trust Company serves as the trustee under ITW’s principal pension plans. The banking and trustee relationships with The Northern Trust Company are conducted in the ordinary course of business on an arms-length basis. Banking and trustee fees paid to The Northern Trust Company by ITW were approximately $1.36 million in 2004.

Name and Address	Amount of		Percent
of Beneficial Owner	Beneficial Ownership		of Class

The Northern Trust Company	43,977,540	(1)	15.0%
50 South LaSalle Street Chicago, Illinois 60675

(1)	The Northern Trust Company and its affiliates act as sole fiduciary or co-fiduciary of trusts and other fiduciary accounts that own an aggregate of 43,977,540 shares. They have sole voting power with respect to 8,567,350 shares and share voting power with respect to 34,683,450 shares. They have sole investment power with respect to 4,171,860 shares and share investment power with respect to 34,168,878 shares. In addition, The Northern Trust Company holds in other accounts, but does not beneficially own, 14,676,461 shares, resulting in aggregate holdings by The Northern Trust Company of 58,654,001 shares, or 20.07%.
Section 16(a) Beneficial Ownership
Reporting Compliance
           Section 16(a) of the Securities Exchange Act of 1934 requires that ITW’s executive officers, directors and greater than 10% stockholders file reports of ownership and changes of ownership of ITW common stock with the SEC and the NYSE. Based on a review of copies of these reports provided to us during fiscal 2004 and written representations from executive officers and directors, we believe that all filing requirements were met during 2004, except that in June 2004, Mr. Farrell was inadvertently late in filing one Form 4 reporting one open market sale.

Executive Compensation
           This table summarizes the compensation of the Chief Executive Officer and the four next most highly compensated executive officers of ITW.
Summary Compensation Table

					Long-Term
					Compensation
					Awards

		Annual Compensation		Restricted	Securities		All Other
Name and				Stock	Underlying		Compensation
Principal Position	Year	Salary(1)	Bonus(1)(2)	Awards(3)	Options		(4)

W. James Farrell	2004	$1,186,308	$2,288,000	$7,776,038	423,069	(5)	$115,441
Chairman and Chief	2003	1,098,085	2,112,000	9,287,600	—		103,848
Executive Officer	2002	1,047,010	1,869,000	—	—		100,199
David B. Speer	2004	$418,692	$970,000	$1,110,838	150,000		$37,216
President	2003	333,496	644,620	1,326,800	—		31,895
	2002	320,073	577,800	—	—		32,449
James M. Ringler	2004	$778,869	$1,500,000	$1,388,527	—		$150,990
Vice Chairman	2003	750,022	1,402,500	1,658,500	—		71,663
	2002	750,022	1,297,500	—	—		107,382
Frank S. Ptak	2004	$549,615	$1,060,000	$3,887,977	200,000		$53,508
Vice Chairman	2003	509,221	979,200	4,643,800	—		48,350
	2002	488,612	872,200	—	—		50,288
Russell M. Flaum	2004	$345,462	$670,000	$1,110,838	40,000		$29,920
Executive Vice President	2003	320,015	509,392	1,326,800	—		28,235
	2002	305,573	486,700	—	—		27,874

(1)	Actual salary or bonus earned. Includes amounts deferred by the executive under the Executive Contributory Retirement Income Plan or the Savings and Investment Plan.

(2)	Amounts awarded under the Executive Incentive Plan are based on the executive’s base salary as of December 31 for that year and paid in the following year.

(3)	The restricted stock awards granted under our 1996 Stock Incentive Plan on January 2, 2004 to the Chief Executive Officer and the four next most highly compensated executive officers reflected in this table vest in three equal installments on December 16 in the years 2004 and 2005 and on December 18, 2006. An employee’s shares will vest only if he or she is actively employed with ITW on the vesting date, and, unless otherwise determined by the Compensation Committee, unvested shares will be forfeited upon retirement, death or disability. Each employee may exercise full voting rights and is entitled to receive all dividends and other distributions paid on the restricted stock from the date of the grant until the stock is forfeited or sold. The December 31, 2004 value of the unvested portion of the restricted stock awards for the Chief Executive Officer and the four next most highly compensated executive officers was: Mr. Farrell, $9,990,904; Mr. Speer, $1,427,272; Mr. Ringler, $0 (in accordance with the Illinois Tool Works Inc. 1996 Stock Incentive Plan, Mr. Ringler forfeited all unvested restricted stock at the time of his retirement on December 31, 2004); Mr. Ptak, $4,995,452; and Mr. Flaum, $1,427,272. The restricted stock grants in January 2003 and 2004 were in lieu of stock options that would have normally been granted in December 2002 and 2003, respectively.

(4)	Includes company matching contributions in 2004 to the Executive Contributory Retirement Income Plan or the Savings and Investment Plan as follows: Mr. Farrell, $115,441; Mr. Speer, $37,216; Mr. Ringler, $78,872; Mr. Ptak, $53,508; and Mr. Flaum, $29,920. For Mr. Ringler, also includes $72,118 for vacation that was accrued but unused at the time of his retirement.

(5)	Includes options granted as “restorative options” more fully described in footnotes (1) and (3) on page 17.

        In the event of a corporate change (as defined in the 1996 Stock Incentive Plan), each executive officer’s unvested restricted stock and stock options previously granted under the 1996 Stock Incentive Plan fully vest. In addition, executives receive a cash payment under the Executive Incentive Plan immediately upon a corporate change. The amount paid under the Executive Incentive Plan equals a portion of the maximum awards payable under the Plan for that year based on the number of days in the year that have elapsed as of the date of corporate change. Executives may also request a distribution of 90% of their Executive Contributory Retirement Income Plan account within 18 months of a corporate change, forfeiting the remaining 10% of the account.
Option Grants in 2004
          This table gives information relating to option grants in 2004 to the Chief Executive Officer and the four next most highly compensated executive officers.

	Individual Grants

			Percent of			Grant Date
	Securities		Total Options			Value
	Underlying		Granted to	Exercise or
	Options		Employees	Base Price	Expiration	Grant Date
Name	Granted(1)		2004	Per Share	Date	Present Value(2)

W. James Farrell	400,000		16.7	$94.26	12/10/2014	$8,796,000
	23,069	(3)	1.0	92.04	12/15/2010	442,896
David B. Speer	150,000		6.3	94.26	12/10/2014	3,298,500
James M. Ringler	—		—	—	—	—
Frank S. Ptak	200,000		8.3	94.26	12/10/2014	4,398,000
Russell M. Flaum	40,000		1.7	94.26	12/10/2014	879,600

(1)	Options become exercisable in four equal annual installments on the anniversaries of the grant or immediately in the event of retirement, disability or death. A restorative option right applies to option grants so long as the option holder is employed by ITW. This means that an option holder who delivers previously acquired shares of ITW common stock in payment of an option’s exercise price will be granted an additional option, sometimes referred to as a “restorative option”, which is subject to certain restrictions, to purchase the number of shares equal to the number of delivered shares.

(2)	The estimated fair value of each ITW option granted is a weighted average, calculated using a binomial option pricing model. In calculating the Grant Date Present Value for all options other than the “restorative options” granted to Mr. Farrell, the model assumes a 3.7% risk-free interest rate, 24.6% expected stock price volatility, 1.15% dividend yield and 5.5 years expected until exercise. For the “restorative options” granted to Mr. Farrell, the model assumes a 3.4% risk-free interest rate, 28.5% expected stock price volatility, 1.15% dividend yield and 6.2 years expected until exercise.

(3)	These options were granted as “restorative options”. Under the terms of the Illinois Tool Works Inc. 1996 Stock Incentive Plan, the shares surrendered become available for reissuance. Therefore, the surrender of shares and the corresponding issuance of “restorative options” have no net effect on the number of shares available for issuance under the Plan. The value listed is restorative option grant date fair value.

Option Exercises in 2004 and
Year-End 2004 Option Values
          This table provides information regarding the exercise of options during 2004 and options outstanding at the end of the year for the Chief Executive Officer and the four next most highly compensated executive officers of ITW. The “value realized” is calculated using the difference between the option exercise price and the price of ITW common stock on the date of exercise multiplied by the number of shares acquired upon exercise. The “value of unexercised in-the-money options at fiscal year-end 2004” is calculated using the difference between the option exercise price and $92.68 (the closing price of ITW stock on December 31, 2004, the last trading day of the year) multiplied by the number of shares underlying the option. An option is in-the-money if the market value of ITW common stock is greater than the option’s exercise price.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options at
	Shares		Year-End 2004		Fiscal Year-End 2004
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

W. James Farrell	388,606	$21,884,440	1,112,000	523,069	$36,977,660	$3,057,764
David B. Speer	—	—	210,000	165,000	7,119,825	456,450
James M. Ringler	97,882	7,146,803	440,006	—	19,947,040	—
Frank S. Ptak	—	—	650,000	250,000	23,469,750	1,521,500
Russell M. Flaum	30,000	1,467,750	210,000	55,000	7,119,825	456,450
Retirement Plans
Retirement Accumulation Plan
          The ITW Retirement Accumulation Plan is our principal defined benefit plan. It covers approximately 21,800 domestic business unit employees, including executive officers. Upon retirement, participants receive benefits based on years of plan participation and average compensation for the five highest years out of the last ten years of employment. For the Chief Executive Officer and the four next most highly compensated officers, compensation includes salary and bonus shown in the Summary Compensation Table. As of January 1, 2001, the plan was amended to provide a defined lump-sum amount at retirement that is convertible to an annuity. Persons who were age 50 or older before January 1, 2001, and had at least five years of plan participation, will receive a benefit that is no less valuable than that provided under the prior plan formula, including early retirement subsidy. Because the Internal Revenue Code imposes limits on those plan benefits, the Board has established a supplemental plan that provides for payments to certain executives equal to benefits that would be paid but for these limitations. The table on page 19 shows the estimated annual benefits to be paid under the pension plan and supplemental plan to an individual who was 56 on December 31, 2004 (the median age of all of the executive officers) and who continues to participate in the plans through the plans’ normal retirement age of 65, assuming the plan provisions in effect on December 31, 2004 continue until that date. For years of participation prior to 2001, benefits have been computed based on the pension plan formula then in effect and the transition provisions in the amended plan.

	Estimated Annual Normal Retirement Benefits(1)

	Years of Participation at Normal Retirement(2)
Compensation	10	15	20	25	30	35	40	45

$ 600,000	$117,314	$125,562	$176,875	$221,094	$265,313	$286,147	$306,982	$327,816
850,000	167,550	179,417	253,268	316,585	379,902	409,418	438,934	468,449
1,100,000	217,786	233,272	329,662	412,077	494,492	532,689	570,886	609,082
1,350,000	268,022	287,127	406,055	507,569	609,082	655,960	702,838	749,715
1,600,000	318,258	340,983	482,448	603,060	723,672	779,231	834,790	890,348
2,000,000	398,636	427,151	604,677	755,847	907,016	976,464	1,045,913	1,115,361
2,500,000	499,107	534,862	757,464	946,830	1,136,196	1,223,006	1,309,817	1,396,627
3,000,000	599,579	642,572	910,250	1,137,813	1,365,376	1,469,548	1,573,721	1,677,894
3,500,000	700,051	750,282	1,063,037	1,328,796	1,594,555	1,716,090	1,837,625	1,959,160
4,000,000	800,523	857,993	1,215,824	1,519,779	1,823,735	1,962,632	2,101,529	2,240,426

(1)	Calculations of benefits in terms of 2004 dollars are based on 4% annual pay increases before and after 2001, 4% annual increases in Social Security Covered Compensation from 2004, and a 30-year Treasury Rate (used to convert defined lump sum benefits into an annuity) of 4.86% (published rate for December 2004).

(2)	Actual years of participation as of December 31, 2004 for the Chief Executive Officer and the four next most highly compensated executive officers were as follows: Mr. Farrell, 39.5 years; Mr. Speer, 26.5 years; Mr. Ringler, 15.0 years (10.0 of which were granted as consideration for his employment by ITW); Mr. Ptak, 29.1 years; and Mr. Flaum, 18.0 years. Mr. Ringler’s benefit for 9.9 years of participation in the Premark International, Inc. pension plans (in which the formula produced a lesser benefit than the ITW plans had) prior to our merger with Premark was added to his benefits under the ITW plans as of December 31, 2000 and has been adjusted for increases in average pay since 2000.
Executive Contributory Retirement Income Plans
          Certain of our executives participate in the ITW 1993 Executive Contributory Retirement Income Plan (the “1993 ECRIP”), which is a supplemental retirement plan pursuant to which these executives annually may elect to defer a portion of their salary and bonus, a percentage of which may be matched by ITW per the provisions of the ITW Savings and Investment Plan. Amounts deferred and matching contributions under the 1993 ECRIP for the executives named in the Summary Compensation Table on page 16 are included in the salary and bonus columns of that table, as appropriate. Account balances are paid out upon the occurrence of certain events, such as retirement, death or disability. In addition, certain of our executives participated in the ITW 1985 Executive Contributory Retirement Income Plan (the “1985 ECRIP”), the predecessor plan to the 1993 ECRIP, which functioned similarly to the 1993 ECRIP. We pay quarterly interest on the account balances at rates specified in the 1993 ECRIP and 1985 ECRIP. Interest credited to the 1993 ECRIP and 1985 ECRIP accounts for the Chief Executive Officer and the four next most highly compensated executive officers during 2002, 2003 and 2004, as well as accumulated amounts of interest since the inception of the 1993 ECRIP and 1985 ECRIP, are as follows:

				Accumulated
Name	2002	2003	2004	Amount

W. James Farrell	$227,444	$277,147	$346,094	$1,435,629
David B. Speer	104,400	121,055	148,654	706,943
James M. Ringler	516,028	647,673	815,518	2,367,592
Frank S. Ptak	175,391	193,870	223,461	1,199,804
Russell M. Flaum	73,309	77,581	89,916	450,954
          In addition, Mr. Farrell participated in the ITW 1982 Executive Contributory Retirement Income Plan (the “1982 ECRIP”), which, unlike the 1993 ECRIP and 1985 ECRIP, was a defined benefit plan pursuant to which certain executives made contributions over a five-year period and receive fixed annual payments upon retirement, death or disability. Under the 1982 ECRIP, Mr. Farrell is eligible to receive an annual benefit of $113,529 for 15 years beginning at the normal retirement age of 65. No interest is paid on account balances under this plan.
Equity Compensation Plan Information
           The following table provides information as of December 31, 2004 about ITW’s existing equity compensation plans.

				(c)
				Number of securities
	(a)		(b)	remaining available for
	Number of securities		Weighted-average	future issuance under
	to be issued upon		exercise price of	equity compensation
	exercise of outstanding		outstanding	plans (excluding
	options, warrants and		options, warrants	securities reflected in
Plan Category	rights		and rights	column(a))

Equity compensation plans approved by security holders	11,156,827		$65.79	7,272,864	(2)
Equity compensation plans not approved by security holders	12,986	(1)	—	25,558	(3)

Total	11,169,813		$65.79	7,298,422

(1)	Represents shares credited to directors’ accounts for annual retainer and meeting fees deferred pursuant to the Non-Officer Directors’ Fee Conversion Plan. A description of the Plan can be found on page 11.
(2)	These shares remain available for issuance under the 1996 Stock Incentive Plan. This amount excludes 612,482 shares of unvested restricted stock granted pursuant to the 1996 Stock Incentive Plan and 7,200 shares of unvested restricted stock granted pursuant to the Directors’ Restricted Stock Plan. If these shares do not vest, they will no longer constitute shares outstanding and will be available for future issuance under the terms of the respective plans.
(3)	These shares remain available for issuance under the Non-Officer Directors’ Fee Conversion Plan.

Report of the Compensation Committee
on Executive Compensation
           The Compensation Committee of the Board of Directors is composed of five directors who meet the independence requirements of the New York Stock Exchange. The Committee administers ITW’s compensation plans for key employees, including the Executive Incentive Plan and the 1996 Stock Incentive Plan. The Committee also approves compensation levels for executive officers and recommends the CEO’s compensation for approval by the independent Board members. In making its executive compensation decisions and recommendations, the Committee considers management’s contribution to ITW’s long-term growth. One long-term performance factor that the Committee considers is ITW’s total stockholder return, which is measured by capital appreciation and reinvested dividends. For the five and ten year periods ending December 31, 2004, the compound annual stockholder rate of return was 8.0% and 16.9%, respectively. For the same periods, the rate of return on the Standard & Poor’s 500 Index was -2.3% and 12.1%, respectively, and the rate of return on the Standard & Poor’s Industrial Machinery Index was 10.3% and 14.7%, respectively.
          Compensation for executive officers is composed of base salary, a cash bonus based on performance, and stock incentives. In addition, executive officers participate in ITW retirement plans, including the Retirement Accumulation Plan and the Executive Contributory Retirement Income Plans, which are discussed in the Executive Compensation section of this proxy statement. The Committee believes that the stock incentive and cash bonus components align the executive officers’ performance with stockholder interests. The Committee’s philosophy is to review all components of compensation, including base salary, bonus and equity incentives, and to provide a total compensation package that is competitive against a group of comparable industrial companies.
          Base Salary. In establishing and recommending base salaries for the Chief Executive Officer and other executive officers, the Committee considers compensation information of a peer group of comparable industrial companies. This peer group includes some of the same companies as the S&P Industrial Machinery and the S&P Industrial Conglomerates Indices used for the Company Performance graphs on pages 24 and 25. In determining base salary, the Committee considers the executive officer’s past performance and potential future performance, as well as ITW’s net income and the operating income of the business units that the officer oversees. The Committee’s objective is to target base salaries of the Chief Executive Officer and the other executive officers at the 50th percentile of the peer group.
          Bonus. Executive officers receive annual cash bonuses under the Executive Incentive Plan based on predetermined financial and non-financial objectives, the criteria for which have been approved by ITW stockholders. This Plan is Section 162(m) compliant. Executive officers may elect to take up to half of their annual cash bonus in ITW common stock. The maximum bonus opportunities range from 70% to 200% of base salary, and as a result, a greater percentage of executive total compensation is at risk. The Chief Executive Officer, Vice Chairmen and certain executive officers can earn half of the maximum bonus opportunity if ITW’s net income is at least 120% of targeted plan. The other half of the maximum bonus opportunity relates to the individual’s performance measured against predetermined management goals. The Chief Executive Officer’s non-financial goals in 2004 included succession planning and corporate governance issues. The 2004 non-financial goals of the Vice Chairmen and certain other executive officers related to such things as succession planning, cost reduction targets, market penetration, acquisition planning and a variety of other objectives specifically related to the individual unit’s performance. For the Executive Vice Presidents, one-eighth of the maximum bonus opportunity is based on ITW’s net income, three-eighths is based on the operating income of the operating units for which the individual is responsible, and the remaining one-half is based on the individual’s performance measured against the aforementioned executive officer goals. For 2004, the average bonus received by executive officers was approximately 96% of the maximum award. The average award received by the Chief Executive Officer and the four next most highly compensated executive officers was approximately 99% of the maximum award.
          Stock Incentives. The Chief Executive Officer, executive officers and certain other key employees participate in the 1996 Stock Incentive Plan, principally through the grant of stock options and restricted stock. The magnitude of a stock incentive award is based on the executive officer’s position, performance, and ability to influence ITW’s long-term growth and profitability over a period of years. Options are priced at fair market value on the date of grant.
          The Committee believes that these grants are an effective incentive for executive officers to create value for stockholders. On January 2, 2004, the Committee granted restricted stock to certain key domestic employees and on December 10, 2004 the Committee returned to its historical approach of granting stock option awards to all executive officers and other key employees as indicated in the Summary Compensation Table on page 16.
          Stock Ownership Guidelines. The Board of Directors and the Compensation Committee have established stock ownership guidelines to further the objective of aligning the interests of executive officers and directors with stockholder interests. These guidelines apply to elected and appointed corporate officers, as well as to non-employee directors. Recommended stock ownership as a multiple of executive officers’ base salaries and of directors’ annual retainers is as follows: Chief Executive Officer, five times; Vice Chairmen and Executive Vice Presidents, three times; Senior Vice Presidents, two times; Vice Presidents, one time; and non-employee directors, four times. The Committee recommends that an executive officer or non-employee director achieve the applicable ownership level within five years. As of December 31, 2004, all officers and directors who have been in their position for five or more years had satisfied the guidelines.
          Deductibility. Internal Revenue Code Section 162(m) limits the deductibility of compensation in excess of $1,000,000 paid to each of the Chief Executive Officer and the four next most highly compensated executive officers employed at year end. Certain performance based compensation and deferred compensation is not included in compensation counted for purposes of the limit. The Committee recognizes its obligation to reward performance that increases stockholder value and exercises its discretion in determining whether or not to conform ITW’s executive compensation plans to the approach provided for in the Code.

William F. Aldinger, Chairman
Michael J. Birck
Susan Crown
Robert C. McCormack
Robert S. Morrison

Company Performance
           Shown below are two graphs covering a five-year comparison and a ten-year comparison of cumulative total returns for ITW, the Standard & Poor’s (S&P) 500 Composite Index, the S&P Industrial Conglomerates Index and the S&P Industrial Machinery Index. In 2002, the S&P replaced the S&P Diversified Manufacturing Index with the S&P Industrial Conglomerates and S&P Industrial Machinery Indices. The graphs assume an investment of $100 on December 31, 1999 for the five-year period and December 31, 1994 for the ten-year period, including reinvestment of dividends. Total returns are based on market capitalization.
Five-Year Performance Graph

	12/99	12/00	12/01	12/02	12/03	12/04

Illinois Tool Works Inc.	$100.00	$ 89.34	$103.02	$100.02	$131.18	$146.59
S&P 500	$100.00	$ 90.89	$ 80.09	$ 62.39	$ 80.29	$ 89.02
S&P Industrial Machinery	$100.00	$ 95.20	$100.76	$ 99.89	$138.20	$163.26
S&P Industrial Conglomerates	$100.00	$100.60	$ 90.36	$ 53.75	$ 72.49	$ 86.53

Ten-Year Performance Graph

	12/94	12/94	12/95	12/96	12/97	12/98	12/99	12/00	12/01	12/02	12/03	12/04

Illinois Tool Works Inc.	$100.00	$136.48	$186.63	$283.53	$275.95	$324.52	$289.93	$334.32	$324.59	$425.71	$475.71
S&P 500	$100.00	$137.58	$169.17	$225.60	$290.08	$351.12	$319.15	$281.22	$219.07	$281.91	$312.58
S&P Industrial Machinery	$100.00	$130.59	$163.59	$223.03	$211.99	$241.84	$230.22	$243.68	$241.57	$334.22	$394.81
S&P Industrial Conglomerates	$100.00	$138.66	$192.96	$277.06	$380.24	$548.00	$551.28	$495.17	$294.53	$397.24	$474.20

Report of the Audit Committee
           The Audit Committee of the Board of Directors is composed of four independent directors, as defined in the listing standards of the New York Stock Exchange. In addition, the Board of Directors has determined that all Audit Committee members are “financially literate” and that Messrs. Aldinger, Birck and Davis meet the Securities and Exchange Commission criteria of “audit committee financial expert”. The Audit Committee operates under a written charter adopted by the Board of Directors, which was reviewed by the Committee in February 2005.
          The Committee is responsible for providing oversight to ITW’s financial reporting process through periodic meetings with ITW’s independent public accountants, internal auditors and management in order to review accounting, auditing, internal control and financial reporting matters. The Committee is also responsible for assisting the Board in overseeing: (a) the integrity of ITW’s financial statements; (b) ITW’s compliance with legal and regulatory requirements; (c) the independent public accountants’ qualifications, independence and performance; and (d) the performance of ITW’s internal audit function. ITW’s management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Committee, in carrying out its role, relies on ITW’s senior management, including senior financial management, and ITW’s independent public accountants.

          We have reviewed and discussed with senior management the audited financial statements included in the 2004 Annual Report to Stockholders. Management has confirmed to the Committee that the financial statements have been prepared in conformity with generally accepted accounting principles.
          We have reviewed and discussed with senior management their assertion and opinion regarding internal controls included in the 2004 Annual Report to Stockholders as required by Section 404 of the Sarbanes-Oxley Act of 2002. Management has confirmed to the Committee that internal controls over financial reporting have been appropriately designed, and are operating effectively to prevent or detect any material financial statement misstatements. We have also reviewed and discussed with Deloitte & Touche LLP, ITW’s independent public accountants, their audit and opinion regarding ITW’s internal controls as required by Section 404, which opinion is included in the 2004 Annual Report to Stockholders.
          We have reviewed and discussed with Deloitte & Touche LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committee) under which Deloitte & Touche LLP must provide us with additional information regarding the scope and results of its audit of ITW’s financial statements. This information includes: (1) Deloitte & Touche LLP’s responsibility under generally accepted auditing standards; (2) significant accounting policies; (3) management judgments and estimates; (4) any significant audit adjustments; (5) any disagreements with management; and (6) any difficulties encountered in performing the audit.
          We have received from Deloitte & Touche LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Deloitte & Touche LLP and ITW that in its professional judgment may reasonably be thought to bear on independence. Deloitte & Touche LLP has discussed its independence with us, and has confirmed in the letter that, in its professional judgment, it is independent of ITW within the meaning of the federal securities laws.
          The Committee also discussed with ITW’s internal auditors and independent public accountants the overall scope and plans for their respective audits. The Committee meets periodically with the internal auditors and independent public accountants, with and without management present, to discuss the results of their examinations, their evaluations of ITW’s internal controls, and the overall quality of ITW’s financial reporting.
          Based on the review and discussions described above, we have recommended to the Board of Directors that the audited financial statements included in ITW’s 2004 Annual Report to Stockholders be included in ITW’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2004.

Don H. Davis, Jr., Chairman
William F. Aldinger
Michael J. Birck
Marvin D. Brailsford

Ratification of the Appointment of
Independent Public Accountants
           The Audit Committee has engaged Deloitte & Touche LLP to serve as ITW’s independent public accountants for the fiscal year ending December 31, 2005. Deloitte & Touche LLP has been employed to perform this function for ITW since 2002.
Audit Fees
          Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) will bill us approximately $6,170,000 for professional services in connection with the 2004 audit, as compared with $4,653,000 for the 2003 audit. These fees relate to: (i) the audit of the annual financial statements included in our Annual Report on Form 10-K; (ii) the review of the quarterly financial statements included in our Quarterly Reports on Form 10-Q; and (iii) statutory audits. In addition, the Deloitte Entities will bill us approximately $1,852,000 for professional services in connection with the 2004 internal controls audit required by Section 404 of the Sarbanes-Oxley Act of 2002. These services were not performed in 2003 or prior years.
Audit-Related Fees
          During 2004 and 2003, the Deloitte Entities billed us approximately $761,000 and $1,155,000, respectively, for audit-related services. These fees relate to work performed with respect to consulting on actions required by the Sarbanes-Oxley Act of 2002, acquisition-related due diligence, disposition audit fees, and other technical accounting assistance.
Tax Fees
          These fees include work performed by the Deloitte Entities for 2004 and 2003 with respect to tax compliance services such as assistance in preparing various types of tax returns globally ($7,289,000 and $6,183,000, respectively) and tax planning services, often related to our many acquisitions ($3,182,000 and $3,852,000, respectively).
All Other Fees
          The aggregate fees for all other services rendered by the Deloitte Entities for 2004 and 2003 were approximately $3,000 and $89,000, respectively. These fees relate primarily to risk reviews performed at operating units.
Audit Committee Pre-Approval Policies
          The Audit Committee has adopted policies and procedures for pre-approval of all audit and non-audit related work to be performed by ITW’s independent public accountants. As a part of those procedures, the Audit Committee performs a qualitative analysis of all non-audit work to be performed by our independent public accountants. Each year, the Audit Committee receives a detailed list of the types of audit-related and non-audit related services to be performed, along with estimated fee amounts. The Audit Committee then reviews and pre-approves audit work and certain categories of tax and other non-audit services that may be performed. In conducting its analysis, the Audit Committee carefully contemplates the nature of the services to be provided and considers whether such services: (i) are prohibited under applicable rules; (ii) would result in our independent public accountants auditing their own work; (iii) would result in our independent public accountants performing management functions; (iv) would place our independent public accountants in a position of acting as an advocate for the company; or (v) would present a real risk of a conflict of interest or otherwise impair our independent public accountants’ independence. The Audit Committee also annually pre-approves the budget for annual GAAP, statutory and benefit plan audits. ITW’s management provides quarterly updates to the Audit Committee regarding year-to-date expenditures versus budget for audit and non-audit services. The Audit Committee then considers whether specific projects or expenditures could potentially affect the independence of ITW’s independent public accountants.
          Although we are not required to do so, we believe that it is appropriate for us to request stockholder ratification of the appointment of Deloitte & Touche LLP as our independent public accountants. If stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for the stockholders’ rejection and reconsider the appointment. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement and respond to questions.
The Board of Directors recommends a vote “FOR” ratification of the appointment of Deloitte & Touche LLP

Stockholder Proposal
China Business Principles
for Rights of Workers in China
           Jill Ratner, the holder of 100 shares of ITW common stock, whose address is 6133 Lawton Avenue, Oakland, California 94618, has notified us that she intends to present the following resolution at the Annual Meeting. Ms. Ratner’s resolution and supporting statement are followed by a statement and a recommendation from the ITW Board of Directors. The ITW Board of Directors accepts no responsibility for the proposed resolution and supporting statement.
          WHEREAS: Our company’s business practices in China respect human and labor rights of workers. The first nine principles below were designed to commit a company to a widely accepted and thorough set of human and labor rights standards for China. They were defined by the International Labor Organization and the United Nations Covenants on Economic, Social & Cultural Rights, and Civil & Political Rights.

(1)	No goods or products produced within our company’s facilities or those of suppliers shall be manufactured by bonded labor, forced labor, within prison camps or as part of reform-through-labor or reeducation-through-labor programs.

(2)	Our facilities and suppliers shall adhere to wages that meet workers’ basic needs, fair and decent working hours, and at a minimum, to the wage and hour guidelines provided by China’s national labor laws.

(3)	Our facilities and suppliers shall prohibit the use of corporal punishment, any physical, sexual or verbal abuse or harassment of workers.

(4)	Our facilities and suppliers shall use production methods that do not negatively affect the worker’s occupational safety and health.

(5)	Our facilities and suppliers shall not call on police or military to enter their premises to prevent workers from exercising their rights.

(6)	We shall undertake to promote the following freedoms among our employees and the employees of our suppliers: freedom of association and assembly, including the rights to form unions and bargain collectively; freedom of expression, and freedom from arbitrary arrest or detention.

(7)	Company employees and those of our suppliers shall not face discrimination in hiring, remuneration or promotion based on age, gender, marital status, pregnancy, ethnicity, region of origin, labor, political or religious activity, or on involvement in demonstrations, past records of arrests or internal exile for peaceful protest, or membership in organizations committed to non-violent social or political change.

(8)	Our facilities and suppliers shall use environmentally responsible methods of production that have minimum adverse impact on land, air and water quality.

(9)	Our facilities and suppliers shall prohibit child labor, at a minimum comply with guidelines on minimum age for employment within China’s national labor laws.

(10)	We will not sell or provide products or technology in China that can be used to commit human rights violations or labor rights abuse.

(11)	We will issue annual statements to the China Working Group detailing our efforts to uphold these principles and to promote these basic freedoms.

RESOLVED: Stockholders request the Board of Directors to make all possible lawful efforts to implement and/or increase activity on each of the principles named above in the People’s Republic of China.
SUPPORTING STATEMENT:
          As U.S. companies import more goods, consumer and shareholder concern is growing about working conditions in China that fall below basic standards of fair and humane treatment. We hope that our company can prove to be a leader in its industry and embrace these principles.
Board of Director’s Statement in Opposition:
          The Board recommends a vote AGAINST this proposal.
          ITW is a socially responsible company supporting human rights for our employees, not only in China, but all over the world. We have operated in an international environment for over 50 years. We are committed to just, open-minded and non-discriminatory labor practices. We have in place, policies and practices designed to ensure that our employees’ rights are respected and protected.
          As a global company, we believe that we must establish a set of uniform standards and policies applicable to our employees worldwide, rather than adopting principles, like those in the proposal, that have limited applicability to a single country. Thus, we have adopted and actively enforce our Statement of Principles of Conduct, which requires that every ITW employee and director comply with all applicable laws, rules and regulations of the various countries in which we operate. We are committed to fair treatment for employees and prohibit harassment and discrimination on the basis of race, creed, color, national origin, gender, age, disability and sexual orientation. Our operations must comply with national employment standards where we do business, including complying with all applicable minimum age requirements for employment, prohibiting pregnancy testing as a condition of employment, prohibiting the use of involuntary labor and providing compensation at least equal to the legal minimum wage. We will not knowingly do business with suppliers who violate applicable minimum age requirements in the countries in which the supplier operates. Our adoption of common standards for our worldwide operations, including those in China, has proven to be effective in managing our global operations and in providing a comparable level of protection for employees to those championed by the proposal.
          Compliance with the principles set forth in the proposal would be difficult to measure, time-consuming and costly and would result in a diversion of resources. In addition, in 2000 the United States Congress passed legislation that conferred upon China permanent normal trade relations status and provided for the establishment of a Congressional-Executive Commission to monitor the status of human rights and the development of the rule of law in China. We believe that this Commission is the appropriate body to which the type of concerns underlying the proposal should be directed.
          We are confident that ITW’s management team will continue to act responsibly in our business relationships with China and the rest of the world.
For the foregoing reasons, your Board of Directors believes that this proposal is not in the best interests of ITW or its stockholders and unanimously recommends that you vote AGAINST this proposal.
Stockholder Proposal
Director Election Majority Vote Standard
           The United Brotherhood of Carpenters and Joiners of America, the holder of approximately 5,000 shares of ITW common stock, whose address is 101 Constitution Avenue, N.W., Washington, D.C. 20001, has notified us that it intends to present the following resolution at the Annual Meeting. The proposed resolution and supporting statement are followed by a statement and a recommendation from the ITW Board of Directors. The ITW Board of Directors accepts no responsibility for the proposed resolution and supporting statement.

Resolved: That the shareholders of Illinois Tool Works, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.
Supporting Statement:
          Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”
          Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.
          Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.
          It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.
          We urge your support of this important director election reform.
Board of Director’s Statement in Opposition:
          The Board recommends a vote AGAINST this proposal.
          The public stockholders of most of the largest corporations in America (as identified by Fortune magazine) elect their Boards of Directors by plurality vote. This methodology is known to and understood by stockholders and is used by corporations that have been identified as leaders in corporate governance reforms. This proposal would alter this longstanding and widespread director election voting procedure. We do not believe that electing directors under a different standard would result in a more effective Board. In addition, given the additional burdens placed on directors of publicly held corporations by federal and state law and rules of the NYSE, placing additional burdens than those required by existing laws and regulations to elect directors is not conducive to attracting and maintaining participation by individuals joining boards of directors.
          The proposal’s accompanying statement asserts that the proposed majority vote standard “will strengthen the Company’s governance and the Board.” We believe this statement is misleading, especially when considered with the 99.99% withhold vote example. We do not have a staggered Board, so each year every director must be elected by our stockholders. For the past ten years, each director nominee has received the affirmative vote of more than 75% of the shares voted through the plurality process. Last year, each member of your current Board received the affirmative vote of more than 94% of the shares voted through this process. The proposal suggests, however, that your Board is being elected by minimal affirmative votes and that change is in order. We do not believe that the facts, as stated above, support this conclusion.

          Additionally, the proposal may have the unintended consequence of unnecessarily increasing the cost of soliciting stockholder votes. We may need to implement a proactive telephone solicitation, a second mailing or other vote-getting strategy to obtain the required vote. The end result may be increased spending by ITW in director elections. We believe this would be a poor use of stockholder assets.
          We are committed to good governance practices and have implemented a variety of measures, which we discuss elsewhere in this proxy statement, to strengthen our corporate governance. We believe the plurality standard provides a good mechanism for electing an independent Board that is committed to delivering long-term stockholder value. We do not believe, however, that instituting a majority vote requirement is in furtherance of these efforts.
For the foregoing reasons, your Board of Directors believes that this proposal is not in the best interests of ITW or its stockholders and unanimously recommends that you vote AGAINST this proposal.

APPENDIX A
CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

I.	Introduction
To be considered independent, a director of the Company must meet all of the following Categorical Standards for Director Independence. In addition, a director who is a member of the Company’s Audit Committee must meet the heightened criteria set forth below in Section IV to be considered independent for the purposes of membership on the Audit Committee. These categorical standards may be amended from time to time by the Company’s Board of Directors.
Directors who do not meet these categorical standards for independence can also make valuable contributions to the Company and its Board of Directors by reason of their knowledge and experience.
In addition to meeting the standards set forth below, a director will not be considered independent unless the Board of Directors of the Company affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making its determination, the Board of Directors shall broadly consider all relevant facts and circumstances. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. For this purpose, the Board does not need to reconsider relationships of the type described in Section III below if such relationships do not bar a determination of independence in accordance with Section III below.

II.	Definitions
An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When considering the application of the three-year period referred to in each of paragraphs III.1 through III.5 below, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.
The “Company” includes any subsidiary in its consolidated group.

III.	Standards for Directors
The following standards have been established to determine whether a director of the Company is independent:

1.	A director is not independent if the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer(1), of the Company. Employment as an interim Chairman or CEO or other executive officer shall not disqualify a director from being considered independent following that employment.

2.	A director is not independent if the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or

(1)For purposes of this paragraph III, the term “executive officer” has the same meaning specified for the term “officer” in Rule 16(a)-1(f) under the Securities Exchange Act of 1934. Rule 16a-1(f) defines “officer” as a company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the company. Officers of the company’s parent(s) or subsidiaries shall be deemed officers of the company if they perform such policy-making functions for the company.

A-1

CEO or other executive officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) need not be considered in determining independence under this test.

3.	A director is not independent if: (A) the director or an immediate family member is a current partner of a firm that is the company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4.	A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

5.	A director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.(2)

6.	Stock ownership in the Company by directors is encouraged and the ownership of a significant amount of stock, by itself, does not bar a director from being independent.

IV.	Standards for Audit Committee Members
In addition to satisfying the criteria set forth in Section III above, directors who are members of the Company’s Audit Committee will not be considered independent for purposes of membership on the Audit Committee unless they satisfy the following criteria:

1.	A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary thereof, provided that, unless the rules of the New York Stock Exchange provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service).

2.	A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors or any other Board committee, be an affiliated person of the Company or any subsidiary thereof.

3.	If an Audit Committee member simultaneously serves on the audit committees of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee.

(2)In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; the Company need not consider former employment of the director or immediate family member. Contributions to tax-exempt organizations shall not be considered “payments” for purposes of this test, provided, however, that the Company shall disclose in its annual proxy statement any such contributions made by the Company to any tax-exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year from the Company to the organization exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues.

A-2

Illinois Tool Works Inc.	MMMMMMMMMMMM

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

000000000.000 ext
000000000.000 ext
000000000.000 ext
000000000.000 ext
000000000.000 ext
000000000.000 ext
000000000.000 ext

C 1234567890 J N T

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors

1.     The Board of Directors recommends a vote FOR
         the listed nominees.

	For	Withhold

01 — William F. Aldinger	☐	☐

02 — Michael J. Birck	☐	☐

03 — Marvin D. Brailsford	☐	☐

04 — Susan Crown	☐	☐

05 — Don H. Davis, Jr.	☐	☐

06 — W. James Farrell	☐	☐

07 — Robert C. McCormack	☐	☐

08 — Robert S. Morrison	☐	☐

09 — Harold B. Smith	☐	☐

B Issues

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as ITW’s independent public accountants for 2005; AGAINST the stockholder proposal requiring implementation of certain principles for workers in China; and AGAINST the stockholder proposal requiring a majority vote for election of directors.

		For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP.	☐	☐	☐
3.	To vote on a stockholder proposal requiring implementation of certain business principles for workers in China.	☐	☐	☐

4.	To vote on a stockholder proposal requiring a majority vote for election of directors.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

C Non-Proposal

I CONSENT
1.	Until contrary notice to the Corporation, I consent to access all future notices of annual meetings, proxy statements, and annual reports issued by the Corporation over the internet.
SEE REVERSE FOR DETAILS.	☐

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND
INTERNET VOTING INSTRUCTIONS.

D Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this Proxy Card. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your full title in the space provided.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

/ /

Please print your title here	Please print your title here

1 U P X            H H H            P P P P            0050641

001CD40001            00EOCF

Proxy — Illinois Tool Works Inc.

3600 WEST LAKE AVENUE, GLENVIEW, ILLINOIS 60026

ANNUAL MEETING OF STOCKHOLDERS MAY 6, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned stockholder of Illinois Tool Works Inc. (“ITW”) hereby appoints Marvin D. Brailsford, Susan Crown and Harold B. Smith, or any of them, with full power of substitution, to act as proxies at the Annual Meeting of Stockholders of ITW to be held in Chicago, Illinois on May 6, 2005 with authority to vote as directed by this Proxy Card at the meeting, and any adjournments of the meeting, all shares of common stock of ITW registered in the name of the undersigned. If no direction is made, this proxy will be voted FOR the election of each director, FOR Issue 2 and AGAINST Issue 3 and Issue 4.

IMPORTANT — THIS PROXY CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

ILLINOIS TOOL WORKS INC.

ANNUAL MEETING OF STOCKHOLDERS
FRIDAY, MAY 6, 2005

THE NORTHERN TRUST COMPANY (6TH FLOOR)
50 SOUTH LASALLE STREET
CHICAGO, ILLINOIS

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

Illinois Tool Works Inc. provides its annual reports and proxy solicitation materials, including notices to stockholders of annual meetings and proxy statements, over the internet. If you give your consent to access these documents over the internet, ITW will advise you when these documents become available. Providing these documents over the internet will reduce ITW’s printing and postage costs. Once you give your consent, it will remain in effect until you notify ITW that you wish to resume mail delivery of its annual reports and proxy statements. Even though you give your consent, you still have the right at any time to request copies of these documents.

To give your consent, mark the appropriate box located on the reverse side of this Proxy Card.

Instructions for voting by the internet, telephone or mail

Illinois Tool Works Inc. encourages you to take advantage of new and convenient ways to vote your shares on matters to be covered at the Annual Meeting of Stockholders. Please take this opportunity to use one of the three voting methods detailed below to vote your shares. Voting is easier than ever.

•	Call toll free 1-866-668-0870 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY	•	Mark, sign and date the proxy card.

•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.	•	Return the proxy card in the postage-paid envelope provided.

C0123456789	12345

If you vote by telephone or the internet, please DO NOT mail back this Proxy Card.
Proxies submitted by telephone or the internet must be received by 1:00 a.m. (CST) on May 6, 2005.
THANK YOU FOR VOTING